 UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 16)* Pennichuck Corporation (Name of Issuer) Common Stock (Title of Class of Securities) 70825 4 20 6 (CUSIP Number) December 31, 2004 (Date of Event Which Requires Filing of This Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ x ] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d) *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). SCHEDULE 13G CUSIP No. 70825 4 20 6 Page 2 of 6 Pages _____________________________________________________________________________ 1 Name of Reporting Person TD Banknorth Inc. (as successor in interest to Banknorth Group, Inc.) S.S. or I.R.S. Identification No. of Above Person 01-0437984 _____________________________________________________________________________ 2 Check the Appropriate Box if a Member of a Group* (a) [ ] (b) [ ] _____________________________________________________________________________ 3 SEC Use Only _____________________________________________________________________________ 4 Citizenship or Place of Organization Delaware _____________________________________________________________________________ Number of 5 Sole Voting Power 0 Shares ___________________________________________________________ Beneficially 6 Shared Voting Power 43,850 Owned by ___________________________________________________________ Each 7 Sole Dispositive Power 0 Reporting ___________________________________________________________ Person With 8 Shared Dispositive Power 125,051 _____________________________________________________________________________ 9 Aggregate Amount Beneficially Owned by Each Reporting Person 125,051 _____________________________________________________________________________ 10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ] _____________________________________________________________________________ 11 Percent of Class Represented by Amount in Row (9) 5.2% _____________________________________________________________________________ 12 Type of Reporting Person* HC _____________________________________________________________________________ SCHEDULE 13G CUSIP No. 70825 4 20 6 Page 3 of 6 Pages _____________________________________________________________________________ 1 Name of Reporting Person TD Banknorth, N.A. (f/k/a Banknorth, N.A.) S.S. or I.R.S. Identification No. of Above Person 01-0137770 _____________________________________________________________________________ 2 Check the Appropriate Box if a Member of a Group* (a) [ ] (b) [ ] _____________________________________________________________________________ 3 SEC Use Only _____________________________________________________________________________ 4 Citizenship or Place of Organization United States _____________________________________________________________________________ Number of 5 Sole Voting Power 0 Shares ___________________________________________________________ Beneficially 6 Shared Voting Power 43,859 Owned by ___________________________________________________________ Each 7 Sole Dispositive Power 0 Reporting ___________________________________________________________ Person With 8 Shared Dispositive Power 125,051 _____________________________________________________________________________ 9 Aggregate Amount Beneficially Owned by Each Reporting Person 125,051 _____________________________________________________________________________ 10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ] _____________________________________________________________________________ 11 Percent of Class Represented by Amount in Row (9) 5.2% _____________________________________________________________________________ 12 Type of Reporting Person* BK _____________________________________________________________________________ SCHEDULE 13G CUSIP No. 70825 4 20 6 Page 4 of 6 Pages Explanatory Note This Amendment No. 16 to the Schedule 13G originally filed by Bank of New Hampshire on September 21, 1999, is being filed to correct and replace the Schedule 13G filed on January 10, 2005, by Banknorth Investment Management Group, which was filed in an incorrect format and did not reflect that it was an amendment to an earlier-filed Schedule 13G. The January 10, 2005 Schedule 13G did contain accurate information as to the holdings of Pennichuck Corporation by Banknorth, N.A. as of December 31, 2004. This Amendment No. 16 to the Schedule 13G is being filed by TD Banknorth Inc., as successor in interest to Banknorth Group, Inc., which was the parent holding com- pany of Banknorth, N.A., at December 31, 2004, and by TD Bank- north, N.A., formerly known as Banknorth, N.A. Item 1. (a) Name of Issuer: Pennichuck Corporation (b) Address of Issuers Principal Executive Offices: 25 Manchester Street, Merrimack, New Hampshire 03054 Item 2. (a) Name of Persons Filing: (b) Address or principal business office or, if none, residence: (c) Citizenship: TD Banknorth Inc. (as successor in interest to Banknorth Group, Inc.) Two Portland Square Portland, Maine 04101 (Delaware corporation) TD Banknorth, N.A. (f/k/a Banknorth, N.A.) One Portland Square Portland, Maine 04101 (United States) Item 2(d). Title of Class of Securities: Common Stock Item 2(e). CUSIP Number: 70825 4 20 6 SCHEDULE 13G CUSIP No. 70825 4 20 6 Page 5 of 6 Pages Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: (a) [ ] Broker or dealer registered under Section 15 of the Act (b) [ X ] Bank as defined in Section 3(a)(6) of the Act (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) (g) [ X ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813) (i) [ ] A church plan that is excluded from the definition of an in- vestment company under Section 3(c)(14) of the Investment Company Act of 1940 (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J) Item 4. Ownership Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. TD Banknorth Inc. (as successor in interest to Banknorth Group, Inc.) (1) (a) Amount Beneficially Owned: 125,051 (b) Percent of Class: 5.2% (c) Number of shares as to which such person has: (i) sole power to vote or to direct the vote: 0 (ii) shared power to vote or to direct the vote: 43,850 (iii) sole power to dispose or to direct the disposition of: 0 (iv) shared power to dispose or to direct the disposition of: 125,051 TD Banknorth, N.A. (formerly known as Banknorth, N.A.) (2) (a) Amount Beneficially Owned: 125,051 (b) Percent of Class: 5.2% (c) Number of shares as to which such person has: (i) sole power to vote or to direct the vote: 0 (ii) shared power to vote or to direct the vote: 43,850 (iii) sole power to dispose or to direct the disposition of: 0 (iv) shared power to dispose or to direct the disposition of: 125,051 _______ (1) Shares reported for TD Banknorth Inc. represent shares held in trust accounts for which Banknorth, N.A., a wholly-owned subsidiary of Banknorth Group, Inc., served as Trustee at December 31, 2004. (2) Shares reported for TD Banknorth, N.A. represent shares held in trust accounts for which Banknorth, N.A. served as Trustee at December 31, 2004. Item 5. Ownership of Five Percent or Less of a Class Not Applicable. SCHEDULE 13G CUSIP No. 70825 4 20 6 Page 6 of 6 Pages Item 6. Ownership of More than Five Percent on Behalf of Another Person The total shares of Common Stock reported herein were held in trust accounts for which Banknorth, N.A. served as trustee at December 31, 2004. To its knowledge, no person had the right to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such securities. Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person Included is the following subsidiary of TD Banknorth Inc. - HC: TD Banknorth, N.A. - BK (wholly-owned subsidiary of TD Banknorth Inc.) Item 8. Identification and Classification of Members of the Group Not Applicable. Item 9. Notice of Dissolution of Group Not Applicable. Item 10. Certification By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. SIGNATURE After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct. Date: August 14, 2007 TD BANKNORTH INC. (as successor in interest to Banknorth Group, Inc.) By: /s/ John R. Opperman ------------------------------------------ John R. Opperman Executive Vice President and General Counsel TD BANKNORTH, N.A. (as successor in interest to Banknorth, N.A.) By: /s/ Robert Esau ----------------------------------------- Robert Esau Division President